FOR IMMEDIATE RELEASE	Contact:	Chuck Sulerzyski
May 30, 2014		President and CEO
Peoples Bancorp Inc.
Chuck.Sulerzyski@pebo.com
(740) 373-3155

PEOPLES BANCORP COMPLETES ACQUISITION OF
MIDWEST BANCSHARES, INC.
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MARIETTA, Ohio - Peoples Bancorp Inc. (“Company”) (NASDAQ: PEBO), parent company of Peoples Bank, National Association (“Peoples Bank”; collectively with the Company, “Peoples”), announced today that it has completed its acquisition of Midwest Bancshares, Inc. (“Midwest”) and its wholly-owned subsidiary, First National Bank of Wellston (“First National”), effective as of the close of business on May 30, 2014, in a cash and stock transaction with a total value of $12.6 million, or $65.50 per share. The Company and Midwest had first announced that they had entered into an agreement to merge in January of this year.
The completed acquisition included the merger of First National into Peoples Bank. As a result, First National’s two full-service banking locations located in Wellston and Jackson, Ohio will operate as branches of Peoples Bank. Under the terms of the merger agreement, Midwest shareholders received 50% of the total consideration in the Company’s common stock and the remainder in cash.
“We are very pleased to complete this transaction and look forward to the benefits of acquiring a strong franchise,” said Chuck Sulerzyski, President and Chief Executive Officer of Peoples. “This partnership strengthens our presence in southeastern Ohio and complements our existing insurance operations in Jackson County. It also creates a more powerful community bank that emphasizes local decision-making, superior customer service, and giving back to the community.”
Sulerzyski continued, “We are pleased by all of the hard work of the employees of Peoples and First National in completing this transaction. In the months ahead, we will begin introducing clients in the region to our expanded array of products and services, including commercial banking, wealth management, and retirement planning solutions. We believe customers will appreciate our personalized brand of banking, broader choice of financial products and services, and state of the art technology.”
The transaction gives Peoples two banking offices and three ATMs in Jackson County, Ohio, along with an additional $89 million in total assets, which includes $61 million in total loans and $77 million in total deposits as of May 29, 2014. Peoples also retained Tony Thorne, the former President and Chief Executive Officer of both Midwest and First National, to serve as a market leader.
Dinsmore & Shohl LLP served as the Company’s legal counsel. Midwest was advised by Austin Associates LLC and Shumaker, Loop & Kendrick, LLP.
Peoples is a diversified financial services holding company with $2.1 billion in total assets, 50 sales offices and 47 ATMs in Ohio, West Virginia and Kentucky. Peoples makes available a complete line of banking, investment, insurance and trust solutions through its subsidiaries - Peoples Bank and Peoples Insurance Agency, LLC. The Company’s common shares are traded on the NASDAQ Global Select Market® under the symbol “PEBO”, and the Company is a member of the Russell 3000 index of US publicly-traded companies. Learn more about Peoples at www.peoplesbancorp.com.

Safe Harbor Statement:
Statements made in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements are subject to certain risks and uncertainties including, but not limited to, the successful completion and integration of the transaction contemplated in this release, which includes the retention of the acquired customer relationships, adverse changes in economic conditions, the impact of competitive products and pricing and the other risks set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”). As a result, actual results may differ materially from the forward-looking statements in this news release.
Peoples encourages readers of this news release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this news release or to reflect the occurrence of unanticipated events, except as required by applicable legal requirements. Copies of documents filed with the SEC are available free of charge at the SEC’s website at http://www.sec.gov and/or from Peoples’ website.

END OF RELEASE